Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Verra Mobility Corporation for the registration of shares of its Class A Common Stock and Warrants to Purchase Class A Common Stock and to the incorporation by reference therein of our report dated June 29, 2018, with respect to the consolidated financial statements of Verra Mobility Corporation included in the Gores Holdings II, Inc. Definitive Proxy Statement on Schedule 14A dated October 2, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

October 22, 2018